Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations and Corporate Analysis
678-518-3278

Neenah Reports Second Quarter 2018 Results
Quarterly sales of $271 million; E.P.S. of $(0.29) per share, Adjusted E.P.S. of $1.18

ALPHARETTA, GEORGIA — August 7, 2018 — Neenah, Inc. (NYSE:NP) today reported 2018 second quarter results.

Second Quarter Highlights

•	Revenues increased 9 percent to a record $271.3 million compared with $248.7 million in the prior year.

•
A loss per diluted common share (E.P.S.) of $0.29, which included $1.47 per share of adjusting items, compared with earnings of $1.46 per share in 2017. The adjusting items in 2018 were comprised of non-cash costs for impairment related to the planned sale of the Brattleboro mill and associated facilities, a settlement charge related to withdrawing from a multi-employer pension plan, and integration and restructuring costs. The Brattleboro sale is part of a broader effort to increase efficiencies in the Fine Paper and Packaging business.

•
Adjusted E.P.S. in 2018 of $1.18 decreased 3 percent compared with $1.22 per share in 2017. Adjusted E.P.S. in 2018 excluded costs of $1.47 per share noted above, and in 2017 excluded a benefit of $0.24 per share related to prior period tax adjustments.

•	Cash generated from operations of $31.7 million increased 35 percent from $23.4 million in the second quarter of 2017.

•	Quarterly cash dividends of $0.41 per share increased 11 percent compared with the prior year period.

“Adjusted earnings” is a non-GAAP measure used to enhance understanding and comparability of year-on-year results and are reconciled to GAAP figures later in this release.

"In the second quarter, our Technical Products segment continued to deliver very strong top and bottom line performance, and we made significant progress restoring the attractive margins of Fine Paper and Packaging.  With each business focused on price realization, operating performance and working capital efficiencies, results were also evident in improved operating cash flows," said John O’Donnell, Chief Executive Officer.  "We're expanding organically in targeted markets like filtration, premium packaging and performance materials, and profitably increasing Neenah’s overall growth rate. As we head into the seasonally slower second half of the year with persistent input cost pressures, our competitive and financial positions remain strong and our teams are focused on additional actions that can deliver increased value for our shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $271.3 million in the second quarter of 2018 increased 9 percent compared with $248.7 million in the second quarter of 2017. Revenue gains resulted from higher Technical Products volumes (including volume from the November 2017 acquisition of Coldenhove), increased selling prices and a higher value mix in both segments, and favorable currency effects. These items more than offset lower Fine Paper and Packaging volume.

Selling, general and administrative (SG&A) expense of $25.2 million in the second quarter of 2018 increased from $24.5 million in the prior year as a result of acquired SG&A, partly offset by lower spending in Fine Paper and Packaging.

An operating loss of $4.3 million in the second quarter of 2018 compared to operating income of $29.2 million in 2017. The $33.5 million decrease in income was mainly due to adjustments of $33.3 million, consisting of the $32.0 million of impairment, $1.0 million of pension settlement costs and $0.3 million of integration and restructuring costs. Excluding these items, adjusted operating income of $29.0 million was in line with last year as higher input, distribution and manufacturing costs were mostly offset by volume growth, increased selling prices and currency.

Net interest expense of $3.3 million in the second quarter of 2018 increased from $3.0 million in the second quarter of 2017. The increased expense in 2018 was primarily due to incremental borrowings to finance the Coldenhove acquisition.

The effective income tax rate was negative 37% in the second quarter of 2018 and 5% in the second quarter of 2017. The change was primarily due to the impact of the adjustments in 2018, which reduced pre-tax income. Excluding the impact of adjustments in both years, the tax rate in the second quarter of 2018 was 21% and similar to the rate in the second quarter of 2017, which included a benefit from the Company’s assertion that it will not repatriate foreign earnings. On an ongoing basis, tax rates are lower in 2018 as a result of the Tax Cuts and Jobs Act of 2017, which reduced the U.S. federal statutory corporate tax rate from 35% to 21% effective January 1, 2018.

Cash Flow and Balance Sheet Items

Cash provided from operations in the second quarter of 2018 was $31.7 million. Compared with $23.4 million in the second quarter of 2017, cash flow increased primarily due to reduced investments in working capital in 2018.

Capital spending of $8.2 million in the second quarter of 2018 compared to $7.7 million in the prior year.

Debt as of June 30 was $253.5 million, down from $270.3 million as of March 31 and compared with $255.5 million as of December 31, 2017. Cash and cash equivalents as of June 30 were $7.2 million compared to $6.4 million as of March 31 and $4.5 million as of December 31, 2017.

Quarterly Segment Results

Technical Products net sales of $150.2 million increased 18 percent, from $127.3 million in the prior year. Revenue growth resulted from acquired volume, organic increases in transportation filtration, backings, labels and specialties, higher net selling prices and favorable currency exchange effects due to a stronger euro.

Operating income of $15.8 million in the second quarter of 2018 decreased $0.2 million compared with prior year income of $16.0 million. Income in 2018 included $1.8 million of the previously noted adjustments. Excluding these costs, adjusted operating income increased $1.6 million, as higher sales volumes, increased selling prices, a higher-value mix and favorable currency effects more than offset higher input and distribution costs and lower manufacturing efficiencies.

Fine Paper and Packaging net sales of $115.8 million in the second quarter of 2018 were approximately equal to net sales of $115.7 million in the prior year. Increased selling prices, volume growth in premium packaging and the consumer channel, and a higher-value mix were mostly offset by volume declines in commercial print, including marginal business.

Operating income decreased $26.3 million from $17.5 million in the prior year to a loss of $8.8 million in the second quarter of 2018 . The decrease was mainly due to $25.5 million of the previously noted adjustments. Excluding these costs, adjusted operating income decreased $0.8 million due to higher input and distribution costs, lower manufacturing efficiencies and reduced sales volumes that were only partly offset by higher selling prices and reduced SG&A spending.

Unallocated Corporate and Other costs in the second quarter of 2018 were $11.3 million compared with $4.3 million in the prior year period. The primary reason for the increased cost was $6.0 million of impairment and pension settlement costs assigned to the Other segment. Unallocated corporate expense was $5.1 million in 2018 compared with $4.5 million in the prior year period.

Year-to-Date

Consolidated net sales of $537.8 million for the six months ended June 30, 2018 were $47.0 million higher than the prior year as a result of higher volumes, both organic and acquired, increased selling prices, a higher-value sales mix, and favorable currency effects.

Consolidated operating income of $19.8 million for the six months ended June 30, 2018 decreased $36.4 million from the prior year period. The decrease was mainly due to adjustments of $34.1 million consisting of $32.0 million of impairment costs related to the potential sale of the Brattleboro mill and associated research and office facilities, $1.8 million of pension settlement charges, and $0.3 million of integration and restructuring costs. Excluding these costs, adjusted operating income decreased $2.3 million, primarily due to higher input and distribution costs in Fine Paper and Packaging that were only partly offset by Technical Products volume growth and higher value mix, increased selling prices in both segments and favorable currency effects. Excluding the adjustments of $34.1 million for 2018, operating income decreased $2.3 million.

Net income from continuing operations of $11.4 million in 2018 decreased $31.2 million compared with $42.6 million in 2017. After excluding the 2018 pre-tax adjustments of $25.6 million and the change in tax adjustments of $5.0 million, the decrease in net income of $0.6 million was due to a decrease in adjusted operating income of $2.3 million, partly offset by the favorable tax effect from the reduction in the U.S. federal tax rate.

Year to date earnings per diluted common share from continuing operations of $0.66 decreased from $2.48 in 2017. After excluding costs of $1.50 per share for impairment, pension settlement and other costs, and integration and restructuring costs, $0.05 per share for true-up of estimated one-time taxes on foreign earnings under the Tax Act in 2018; and $0.24 per share for prior year tax adjustments related to the indefinite reinvestment assertion in 2017, year-to-date adjusted earnings per share in 2018 and 2017 were $2.21 and $2.24, respectively.

Cash provided by operating activities of $39.8 million for the six months ended June 30, 2018 was $5.6 million lower than $45.4 million in the prior year period.  The reduction in cash flows resulted from earlier contributions for pensions and postretirement benefit plans, a SERP payment of $2.1 million, and an increased investment in working capital, largely due to benefits in 2017 from changes in terms for certain vendors.

Capital expenditures for the six months ended June 30, 2018 were $15.8 million compared to $19.2 million in the prior year period during which spending was being concluded for the U.S. filtration capacity expansion. For 2018, full year capital expenditures are expected to be within a targeted range of 3 to 5 percent of net sales.

Debt as of June 30, 2018 of $253.5 million was $2.0 million lower compared with $255.5 million as of December 31, 2017. Cash and cash equivalents of $7.2 million as of June 30, 2018 increased $2.7 million compared with cash and cash equivalents of $4.5 million as of December 31, 2017.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Second Quarter		YTD
$ millions	2018	2017	2018	2017
GAAP Operating (Loss) Income	$(4.3)	$29.2	$19.8	$56.2
Impairment loss	32.0	—	32.0	—
Pension settlement and other costs	1.0	—	1.8	—
Integration/restructuring costs	0.3	—	0.3	—
Adjusted Operating Income	$29.0	$29.2	$53.9	$56.2

GAAP (Loss) Income	$(4.8)	$25.0	$11.4	$42.6
Impairment loss	24.0	—	24.0	—
Pension settlement and other costs	0.8	—	1.4	—
Integration/restructuring costs	0.2	—	0.2	—
Tax adjustments	—	(4.1)	0.9	(4.1)
Adjusted Income	$20.2	$20.9	$37.9	$38.5

GAAP Earnings per Diluted Common Share	$(0.29)	$1.46	$0.66	$2.48
Impairment loss	1.41	—	1.41	—
Pension settlement and other costs	0.04	—	0.08	—
Integration/restructuring costs	0.02	—	0.01	—
Tax adjustments	—	(0.24)	0.05	(0.24)
Adjusted Earnings per Share	$1.18	$1.22	$2.21	$2.24

Diluted Shares	16,953	16,960	16,989	17,028

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, August 8, 2018
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the Company’s web site, www.neenah.com.

An archive of the webcast will be available on the Company's web site until September 7, 2018. A replay of the call will be available until August 15, 2018 dial-in number with the U.S is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10122902.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$271.3	$248.7	$537.8	$490.8
Cost of products sold	216.2	194.6	430.3	384.0
Gross profit	55.1	54.1	107.5	106.8
Selling, general and administrative expenses	25.2	24.5	52.0	49.1
Impairment loss	32.0	—	32.0	—
Pension settlement and other costs	1.0	—	1.8	—
Integration/restructuring costs	0.3	—	0.3	—
Other expense - net	0.9	0.4	1.6	1.5
Operating (loss) income	(4.3)	29.2	19.8	56.2
Interest expense - net	3.3	3.0	6.6	6.2
(Loss) Income from continuing operations before income taxes	(7.6)	26.2	13.2	50.0
(Benefit) provision for income taxes	(2.8)	1.2	1.8	7.4
Net (loss) income	$(4.8)	$25.0	$11.4	$42.6

Earnings Per Common Share
Basic	$(0.29)	$1.47	$0.67	$2.52
Diluted	$(0.29)	$1.46	$0.66	$2.48

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,827	16,795	16,842	16,787
Diluted	16,827	16,960	16,989	17,028

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Sales:
Technical Products	$150.2	$127.3	$299.2	$249.2
Fine Paper and Packaging	115.8	115.7	227.4	230.0
Other	5.3	5.7	11.2	11.6
Consolidated	$271.3	$248.7	$537.8	$490.8

Operating Income:
Technical Products	$15.8	$16.0	$33.3	$28.5
Fine Paper and Packaging	(8.8)	17.5	4.0	37.8
Other	(6.2)	0.2	(6.2)	(0.1)
Unallocated corporate costs	(5.1)	(4.5)	(11.3)	(10.0)
Consolidated	$(4.3)	$29.2	$19.8	$56.2

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Technical Products
GAAP Operating Income	$15.8	$16.0	$33.3	$28.5
Impairment loss	1.1	—	1.1	—
Pension settlement and other	0.4	—	0.4	—
Integration/restructuring costs	0.3	—	0.3	—
Adjusted Operating Income	17.6	16.0	35.1	28.5

Fine Paper and Packaging
GAAP Operating (Loss) Income	(8.8)	17.5	4.0	37.8
Impairment loss	25.1	—	25.1	—
Pension settlement and other	0.4	—	0.4	—
Adjusted Operating Income	16.7	17.5	29.5	37.8

Other/Unallocated Corporate
GAAP Operating Loss	(11.3)	(4.3)	(17.5)	(10.1)
Impairment loss	5.8	—	5.8	—
Pension settlement and other	0.2	—	1.0	—
Adjusted Operating Loss	(5.3)	(4.3)	(10.7)	(10.1)

Consolidated
GAAP Operating (Loss) Income	(4.3)	29.2	19.8	56.2
Impairment loss	32.0	—	32.0	—
Pension settlement and other	1.0	—	1.8	—
Integration/restructuring costs	0.3	—	0.3	—
Adjusted Operating Income	$29.0	$29.2	$53.9	$56.2

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$7.2	$4.5
Accounts receivable - net	131.6	115.7
Inventories	140.7	143.5
Assets held for sale	5.0	—
Prepaid and other current assets	19.7	21.5
Total Current Assets	304.2	285.2
Property, Plant and Equipment - net	392.8	425.2
Deferred Income Taxes	17.0	10.1
Goodwill and Other Intangibles - net	157.9	164.0
Other Noncurrent Assets	15.3	19.9
Total Assets	$887.2	$904.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1.7	$1.4
Accounts payable	64.7	65.7
Accrued expenses	59.3	57.5
Total Current Liabilities	125.7	124.6
Long-term Debt	251.8	254.1
Deferred Income Taxes	15.9	15.0
Noncurrent Employee Benefits	93.2	100.3
Other Noncurrent Obligations	8.1	10.5
Total liabilities	494.7	504.5
Stockholders’ Equity	392.5	399.9
Total Liabilities and Stockholders’ Equity	$887.2	$904.4

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net income	$11.4	$42.6
Depreciation and amortization	18.5	15.9
Stock-based compensation	3.0	3.4
Deferred income tax provision	(3.8)	1.2
Impairment loss	32.0	—
Pension settlement and other costs	1.8	—
Loss on asset dispositions	0.1	—
Non-cash effects of changes in liabilities for uncertain income tax positions	0.1	0.1
Increase in working capital	(18.6)	(17.5)
Pension and other postretirement benefits	(4.4)	(0.3)
Other	(0.3)	—
Net cash provided by operating activities	39.8	45.4

Investing Activities
Capital expenditures	(15.8)	(19.2)
Other	(0.2)	(0.1)
Cash used in investing activities	(16.0)	(19.3)

Financing Activities
Long-term borrowings-net of debt issuance costs	150.5	138.4
Repayment of debt	(151.5)	(139.7)
Cash dividends paid	(13.9)	(12.6)
Shares purchased	(6.3)	(6.8)
Proceeds from exercise of stock options	0.3	0.4
Cash used in financing activities	(20.9)	(20.3)

Effect of exchange rates on cash and cash equivalents	(0.2)	0.3
Net increase in cash and cash equivalents	2.7	6.1
Cash and cash equivalents, beginning of the year	4.5	3.1
Cash and cash equivalents, end of period	$7.2	$9.2